Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) between QPAGOS Corporation, a Delaware corporation (the “Company”), and Andrey Novikov (the “Executive”) is effective as of May 18, 2015 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive has served as the Chief Operating Officer and Secretary of the Company’s subsidiaries and the Company desires to employ the Executive as its Chief Operating Officer and Secretary and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, for a term of three (3) years unless there is an earlier termination in accordance with Section 11 below (the “Employment Term”).

2.           POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s Chief Operating Officer and Secretary. As Chief Operating Officer and Secretary, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Chief Executive Officer and Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as Chief Operating Officer and Secretary.   Executive may not serve on the board of directors or as a general partner or manager of any entity other than the Company during the Employment Term without the prior written approval of the Board.  Executive, however, shall be permitted to retain any compensation received for approved service as a board member, general partner or manager to any such unaffiliated entity. During the Employment Term, the Executive shall, if requested by the Board, also serve, without additional compensation, as a member of the Board and in such other executive-level positions or capacities at the Company and/or its subsidiaries as may, from time to time, be reasonably requested by the Board.

3.           LOCATION. During the Employment Term, the Executive’s principal place of business for performance of the services under this Agreement shall be at the Company’s offices in Mexico City, Mexico.

4.           BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of US$180,000, payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion, but may not be decreased.

5.           ANNUAL BONUS. With respect to each calendar year during the Employment Term (beginning in the year of the Effective Date), the Executive will be eligible to earn an annual performance bonus (the “Annual Bonus”). Beginning in the 2015 calendar year and for each full calendar year thereafter, the Executive will be eligible for an Annual Bonus of up to fifty percent (50%) of the Base Salary. The Annual Bonus will be based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus, based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Executive must be an employee in good standing through the end of the applicable calendar year to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid on or about December 1, but no later than December 31, of the applicable calendar year for which the Annual Bonus is being measured. The Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

6.           EQUITY. Upon approval of the Board of Directors of the Company, the Executive shall be issued Seven Hundred Twenty Thousand (720,000) shares of the Company’s common stock in accordance with the terms of a Restricted Stock Agreement to be entered into between the Company and the Executive that, among other things, will provide for the stock to vest on the one year anniversary of the date of issuance.

7.           EMPLOYEE BENEFITS.

(a)          BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b)          VACATION. The Executive shall be entitled to up to four (4) weeks paid vacation, holiday and sick leave per year in accordance with the Company’s policies and shall be entitled to accrue 10 days of vacation time during the Employment Term in accordance with the Company’s vacation policy. Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

(c)          RELOCATION AND HOUSING. Commencing on the Effective Date, the Company agrees to pay Executive a temporary housing allowance of $2,000 per month, payable to Executive on or before the 10th day of each calendar month, for the purpose of assisting Executive in paying the costs associated with housing or living quarters in Mexico City. This monthly housing allowance will end or expire upon the expiration of the Employment Term. In addition thereto, the Company agrees to reimburse Executive for all reasonable and verifiable moving expenses that are incurred and paid by Executive in moving furniture, personal effects and vehicles to any temporary or permanent housing or living quarters that Executive may secure in Mexico City, in an amount not exceeding, in the aggregate, the sum of $15,000. Until the time of Executive’s relocation to Mexico City, the Company agrees to reimburse Executive for the airfare for one round trip from Mexico to Russia every three months during the Employment Term.

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(d)          GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all usual, reasonable and necessary business expenses, including travel, computer and cellular phone costs that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. . All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that: (i) any reimbursement is for expenses incurred during the Employment Term; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

8.           CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS.

(a)           Executive agrees that during the course of his employment or at any time thereafter, he will not disclose or make accessible to any other person, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any affiliates or any of their clients. Executive agrees: (i) not to use any such information for himself or others, and (ii) not to take any such material or reproductions thereof from the Company’s facilities at any time during his employment by the Company other than to perform his duties hereunder. Executive agrees immediately to return all such material and reproductions thereof in his possession to the Company upon request and in any event upon termination of employment.

(b)           Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

(c)           In the event that Executive breaches any provisions of this Section 8 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 8, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available. In addition, Executive agrees that in the event that he breaches the covenants in this Section 8, in addition to any other rights that the Company may have, Executive shall be required to pay to the Company any amounts he receives in connection with such breach.

(d)           Executive recognizes that in the course of his duties hereunder, he may receive from the Company or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Executive agrees not to:

(i)           Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Company or others in connection herewith, and

(ii)           Provide the Company with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Company.

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9.            INVENTIONS DISCOVERED BY EXECUTIVE

(a)          Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term): (i) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which Executive was or is involved, (ii) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (iii) which directly relates to any of Executive’s work during the Employment Term, whether or not during normal working hours. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to any such Inventions. During and after the Employment Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Executive’s agreed compensation during the course of Executive’s employment. All such acts shall be done without cost or expense to Executive. Executive shall be compensated for the giving of evidence or testimony after the term of Executive’s employment at the rate of $1,000/day. Without limiting the foregoing, Executive further acknowledges that all original works of authorship by Executive, whether created alone or jointly with others, related to Executive’s employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S .C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. Executive hereby irrevocably designates counsel to the Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section. This Section 9 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

10.          OUTSIDE ACTIVITIES DURING EMPLOYMENT.

(a)          NO ADVERSE INTERESTS. The Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during the Employment Term without the consent of the Board. Except with the prior written consent of the Board, during the Employment Term the Executive will not undertake or engage in any other employment, occupation or business enterprise. Notwithstanding the foregoing, nothing shall not prevent the Executive from participating in charitable, civic, educational, professional, community or industry affairs or, with prior approval of the Board, serving on the board of directors or advisory boards of other companies; provided that such activities or services do not (i) create a conflict with his employment hereunder; (ii) materially interfere with the performance of his duties; or (iii) violate the terms of Section 8.

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(b)          NON-COMPETITION. Other than as permitted by Section 10(a), during the Employment Term and for the one year period thereafter (the “Non-Competition Period”), except on behalf of the Company, the Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, participate in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which competes with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company or that is directly competitive with the business of the Company other than de minimis stock holdings in public companies; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than five percent (5%) of the voting stock of such corporation, and provided that the Executive promptly discloses to the Board any such participation, other than such de minimis stock holdings.

(c)          NON-SOLICITATION. During the Non-Competition Period, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at or for the Company to cease working at or for the Company, or in any way interfere with the relationship between the Company and anyone working at or for the Company except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company)

(d)          NON-DISPARAGEMENT. Executive agrees that at all times during the Employment Term and for a period of three (3) years following any cessation of employment with the Company:

(i)          He will not knowingly or intentionally perform any act or make any statement that will or may impair, damage or destroy the goodwill and esteem for the Company held by its suppliers, employees, patrons, customers and others that may at any time be employed by or engaged in conducting business with the Company or by the public at large or any segment thereof; and

(ii)         He will not knowingly or intentionally engage in any activity or conduct or perform or omit to perform any act or thing that is detrimental to the Company or its business or that is inconsistent with or in violation of the fiduciary duties owed by Executive to the Company and its Stockholders, including without limitation the duty of loyalty.

(e)          SCOPE.  If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(e)          INDEPENDENT AGREEMENT.  The covenants made in this Section 10 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

(f)          SURVIVAL. The provisions of paragraphs (a) and (b) of this Section 10 shall survive termination of this Agreement.

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11.           TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)          DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the Employment Term, it will give the Executive written notice of its intention to terminate his employment.  For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If the Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists

(b)          DEATH. Automatically on the date of death of the Executive.

(c)          CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined by the Board in its sole and absolute discretion: (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred; (iii) Executive's breach of any of the representations, warranties or covenants set forth in this Agreement; or (iv) Executive's continuing, repeated, willful failure or refusal to perform his duties required by this Agreement, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of.

(d)          WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e)          WITH GOOD REASON. Upon the Executive’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Company); (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

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(f)          WITHOUT GOOD REASON. Upon the expiration of the Transition Period (as defined in this Section) unless otherwise provided by the Company as provided herein. The Executive shall provide thirty (30) days’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason. During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period, but it shall pay the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts full-time employment or a full-time consulting engagement from a third party.

11.          CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 12, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 11(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a)          DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid Annual Bonus earned with respect to any calendar year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”). In addition, upon the Executive’s termination due to Disability, the Executive shall be entitled to exercise any vested equity award(s) granted to the Executive for a period equal to the shorter of: (i) six months after termination, or (ii) remaining term of the award(s).

(b)          DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, upon the Executive’s death, the Company will extend the time period that the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to exercise any vested equity award(s) granted to the Executive for a period equal to the shorter of: (i) six (6) months after termination, or (ii) remaining term of the award(s).

(c)          TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d)          TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 12:

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(i)          continue payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of twelve (12) months following the termination date (the “Severance Period”) on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the General Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date;

(ii)         continue payment of any Company paid health insurance plans currently in effect for the benefit of Executive at the time of termination until the earliest of (i) twelve (12) months following the termination date; or (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and

(iii)        All unvested equity awards shall immediately vest and Executive shall be entitled to exercise all vested equity award(s) granted to the Executive for a period equal to the shorter of: (i) twelve (12) months after termination; or (ii) the remaining term of the award(s).

(iv)        Any payment made under this Section 11(d) shall be credited against any severance payment that Executive may otherwise be entitled to under the Mexican Labor Code or any other applicable law.

12.          CONDITIONS. Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a)          compliance with the provisions of Section 8 hereof;

(b)          delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within 21 days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(c)          delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 19 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

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13.          CONSEQUENCES OF A CHANGE IN CONTROL.

(a)          Upon the closing of a Change in Control (as defined below), the time period that the Executive shall have to exercise all vested stock options and other awards that the Executive may have under the Plan (including the Initial Grant) or any successor equity compensation plan as may be in place from time to time shall be equal to the shorter of: (i) twelve (12) months days after termination, or (ii) the remaining term of the award(s).

(b)          If within one year after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive's employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets shall pay and the Executive shall be entitled to receive from the Company (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (ii) all unreimbursed expenses (if any), subject to Section 7(b); (iii) an aggregate amount (the “Change in Control Severance Amount”) equal to two times the sum of the Base Salary plus an amount equal to the bonus that would be payable if the “target” level performance were achieved under the Company's annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (iv) the payment or provision of any Other Benefits. The Change in Control Severance Amount shall be paid in a lump sum, if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation's assets” (each within the meaning of Section 409A), or in 48 substantially equal payments, if the Change in Control event does not so comply with Section 409A. The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company's payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive's termination of employment; provided, however, that the payment of such severance amount is subject to the Executive's compliance with the requirement to deliver the General Release contemplated pursuant to Section 12(b). Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2 (b)(2). If the Executive is a “specified employee” (as determined under the Company's policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (iii) would be considered “deferred compensation” under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or shall be treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)). If paid in installments, the first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period. Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive's death prior to the end of the six-month period. Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family at the time of termination.

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(c) For purposes of this Agreement, “Change in Control” means:

(i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) of the total voting power of all its then outstanding voting securities;

(ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(d)       Any payment made under this Section 11(d) shall be credited against any severance payment that Executive may otherwise be entitled to under the Mexican Labor Code or any other applicable law.

14.          ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

15.          NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile; (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service; or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Company:

QPAGOS Corporation

Paseo de la Reforma 404 Piso 15 PH

Col. Juárez, Del. Cuauhtémoc, México, D.F. C.P. 06600

Attention: Andrey Novikov

and a copy (which shall not constitute notice) shall also be sent to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Facsimile: (212) 208-4657

Attention: Leslie Marlow, Esq.

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.          SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

17.          SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.          COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

19.          REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

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20.          WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21.          SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 29, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

22.          AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

23.          INTEGRATION. This Agreement, together with the Confidentiality Agreement, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties

24.          AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

25.          WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

26.          CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of Mexico the State of Delaware without regard to its conflict of laws principles.

27.          DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment from the Company, will be resolved pursuant to the American Arbitration Association’s International Centre for Dispute Resolution (“ICDR”) in accordance with and under the ICDR Arbitration rules. The place of arbitration shall be New York, New York and the language shall be English. Unless otherwise agreed by the Parties in writing, the arbitration shall be conducted by a single arbitrator (the “Sole Arbitrator”) appointed or designated jointly by the Parties, who in each case shall be a neutral and impartial person having experience and expertise Mexican corporate and employment matters. If the Parties are unable to agree upon or jointly designate a Sole Arbitrator within thirty (30) calendar days after the date on which a written request for arbitration has been received by the ICDR, the ICDR shall appoint the Sole Arbitrator, who in each case shall be a neutral and impartial person having experience and expertise in corporate employment matters. Any order or award of the Sole Arbitrator (or tribunal), including an award of the costs and expenses of the arbitration, shall be final, conclusive and binding on the parties thereto, and any right of application or appeal to the courts in connection with any question of law or fact arising in the arbitration or in connection with any award or decision made by the Sole Arbitrator (or tribunal) is and shall be, so far as lawfully possible, waived and excluded (except as may be necessary to enforce such award or decision). The decision or award of the arbitrator(s) shall be in writing and shall state his/her/their detailed reasoning for the award and shall be final and binding.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

QPAGOS CORPORATION

By:	/s/ Gaston Periera
Name:	Gaston Periera
Title:	Chief Executive Officer

Date: May 1, 2015

/s/ Andrey Novikov
Andrey Novikov

Date: May 1, 2015

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